Exhibit 10.2

MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the "Make Good Agreement"), dated effective as of May 3, 2007, is entered into by and among Millennium Quest, Inc., a Delaware corporation (the "Company"), Sterne Agee & Leach, Inc., as agent (“Sterne”), Hisashi Akazawa and Si Chen, each in their individual capacities (each a "Make Good Pledgor" and together the "Make Good Pledgors"), and Securities Transfer Corporation, as escrow agent ("Escrow Agent").

WHEREAS, each of the investors in the private offering of securities of the Company (the "Investors") has entered into a Securities Purchase Agreement, dated May 3, 2007 (the "Purchase Agreement"), evidencing their participation in the Company's private offering (the "Offering") of securities. As an inducement to the Investors to participate in the Offering and as set forth in the Purchase Agreement, Make Good Pledgors agreed to place the Escrow Shares (as defined in Section 3 hereto) into escrow for the benefit of the Investors in the event the Company fails to satisfy certain After-Tax Net Income thresholds.

WHEREAS, pursuant to the requirements of the Purchase Agreement, the Company and Make Good Pledgors have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

WHEREAS, Sterne has agreed to act as agent for the Investors in connection with this Make Good Agreement pursuant to the terms and conditions of that certain Agency Agreement, dated as of the date hereof, by and among Sterne and the Investors; and

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement will have the meanings given such terms in the Purchase Agreement.

2. Appointment of Escrow Agent. Make Good Pledgors, Agent and the Company hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

3. Establishment of Escrow. Upon the execution of this Make Good Agreement, Make Good Pledgors shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing a number of shares of the Series B Preferred Stock equal to the 2007 Make Good Shares and the 2008 Make Good Shares, along with undated stock powers with Medallion guarantees, in the form and number acceptable to the Investors in their reasonable discretion, (or such other signed instrument of transfer acceptable to the Company’s Transfer Agent (as defined in Section 5a below)). The 2007 Make Good Shares and the 2008 Make Good Shares are collectively referred to as the “Escrow Shares”.

4. Representations of Make Good Pledgors. Each Make Good Pledgor hereby represents and warrants to Sterne and the Investors as follows:

a. Such Make Good Pledgor has all individual power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed by such Make Good Pledgor, and when delivered by such Make Good Pledgor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Make Good Pledgor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

b. Immediately prior to the closing of the transactions under the Share Exchange Agreement, Hisashi Akazawa was the sole record and beneficial owner of all of the outstanding capital shares of Lorain, as the term beneficial owner is defined under Rule 13d-3(d) under the Exchange Act, free and clear of all pledges, liens and encumbrances. Hisashi Akazawa is the sole record owner, and Hisashi Akazawa and Si Chen are the sole beneficial owners of the Escrowed Shares, as the term beneficial owner is defined under Rule 13d-3(d) under the Exchange Act, free and clear of all pledges, liens and encumbrances.

c. All of the Escrow Shares are, and as to any Underlying Shares when issued upon conversions will be, validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

d. Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of Make Good Pledgors pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Make Good Pledgors, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

5. Disbursement of Escrow Shares.

a. Fiscal Year Ended December 31, 2007. Make Good Pledgors agree that that if the After-Tax Net Income for the fiscal year ended December 31, 2007 reported in the Company’s 2007 Annual Report, and as adjusted in accordance with Section 5.2(d) of the Purchase Agreement, is less than the 2007 Guaranteed ATNI, Sterne shall provide written instruction (with a copy to the Company) to the Escrow Agent to instruct the Company’s transfer agent (“Transfer Agent”) to transfer to each Investor their pro rata share of the 2007 Make Good Shares as determined under Section 5.2(e) of the Purchase Agreement. The Escrow Agent need only rely on the letter of instruction from Sterne in this regard and will disregard any contrary instructions. The Escrow Agent shall be entitled to rely on the calculations provided by Sterne in releasing the Escrow Shares for disbursement, with no further responsibility to calculate or confirm amounts. If the Company’s 2007 Annual Report reflect that the 2007 Guaranteed ATNI has been achieved, no transfer of the 2007 Make Good Shares shall be required by this Section and Sterne shall provide written instruction (with a copy to the Company) to the Escrow Agent to return all 2007 Make Good Shares deposited with the Escrow Agent to the Make Good Pledgors within seven Business Days after the date which the 2007 Annual Report is filed with the Commission, provided that Escrow Agent is given notice by Sterne of the 2007 Annual Report’s filing and results. Subject to the timing of the Transfer Agent, transfers of 2007 Make Good Shares required under this Section shall be made to Investors within seven Business Days after the date which the 2007 Annual Report is filed with the Commission, provided that Escrow Agent is given notice by Sterne of the 2007 Annual Report’s filing and results.

b. Fiscal Year Ending December 31, 2008. The Make Good Pledgors agree that if the Company’s After-Tax Net Income for the fiscal year ended December 31, 2008 reported in the Company’s 2008 Annual Report, and as adjusted in accordance with Section 5.2(d) of the Purchase Agreement, is less than the 2008 Guaranteed ATNI, Sterne shall provide written instruction (with a copy to the Company) to the Escrow Agent to instruct the Transfer Agent to transfer to each Investor their pro rata share of the 2008 Make Good Shares as determined under Section 5.2(e) of the Purchase Agreement. The Escrow Agent need only rely on the letter of instruction from Sterne in this regard and will disregard any contrary instructions. The Escrow Agent shall be entitled to reply on the calculations provided by Sterne in releasing the Escrow Shares for disbursement, with no further responsibility to calculate or confirm amounts. If the Company’s 2008 Annual Report reflect that the 2008 Guaranteed ATNI has been achieved, no transfer of the 2008 Make Good Shares shall be required by this Section and Sterne shall provide written instruction (with a copy to the Company) to the Escrow Agent to return all 2008 Make Good Shares deposited with the Escrow Agent to the Make Good Pledgors within seven Business Days after the date which the 2008 Annual Report is filed with the Commission, provided that Escrow Agent is given notice by Sterne of the 2008 Annual Report’s filing and results. Subject to the timing of the Transfer Agent, transfers of 2008 Make Good Shares required under this Section shall be made to Investors within seven Business Days after the date which the 2008 Annual Report is filed with the Commission, provided that Escrow Agent is given notice by Sterne of the 2008 Annual Report’s filing and results.

c. In connection with the foregoing, Make Good Pledgors agree that within one business day following execution of the Purchase Agreement, Make Good Pledgors will deposit the 2007 Make Good Shares and 2008 Make Good Shares into escrow in accordance with this Agreement along with undated stock powers with Medallion guarantees (or with such other instruments of transfer as in accordance with the requirements of the Company’s transfer agent), in the form and number acceptable to the Investors in their reasonable discretion, and the handling and disposition of the 2007 Make Good Shares and 2008 Make Good Shares in accordance with Section 5(a) and 5(b) of this Agreement. The parties hereby agree that the Investors shall not have the right to assign its rights to receive all or any 2007 Make Good Shares and 2008 Make Good Shares in conjunction with negotiated sales or transfers of any of its Shares or, in the case of their conversion, Underlying Shares ( collectively, the “Securities”).

d. The parties hereby agree that the Make Good Pledgors’ obligation to transfer Escrow Shares to the Investors pursuant to Section 5.2 of the Purchase Agreement shall not continue to run to the benefit of any Securities transferred or sold by the Investors prior to a Make Good Determination Date. In the event an Investor transfers or sells prior to the Make Good Determination Date relating to the 2008 Make Good Shares a portion of its Securities, the Escrow Agent shall, upon instruction from Sterne, return to the Make Good Pledgors a portion of 2008 Make Good Shares and, if the Investor transfer or sale takes place prior to the Make Good Determination Date relating to the 2007 Make Good Shares, a portion of the 2007 Make Good Shares equal to the initial number of 2008 Make Good Shares and, if appropriate, 2007 Make Good Shares multiplied by a fraction the numerator of which is the number of Securities involved in the particular Investor sale or transfer and denominator is the total amount of Securities originally purchased by all Investors under Purchase Agreement. Any of the Escrowed Shares to returned to the Make Good Pledgors hereunder shall, subject to the timing of the Transfer Agent, be returned to the Make Good Pledgors within seven Business Days after the date which the Company’s 2007 Annual Report or 2008 Annual Report, as applicable, is filed with the Commission. Sterne shall provide Escrow Agent with specific notice of those Escrow Shares which shall be delivered back to the Make Good Pledgors for the above-listed reason. Escrow Agent will in turn notify the Transfer Agent of such instructions. Escrow Agent shall under no circumstances be responsible for instructions it does not receive or instructions it receives after Escrow Agent has instructed the Transfer Agent.

e. The Escrow Agent covenants and agrees that upon any transfer of 2007 Make Good Shares or 2008 Make Good Shares to the Investors in accordance with this Agreement, the Escrow Agent shall promptly instruct the Transfer Agent to reissue such 2007 Make Good Shares or 2008 Make Good Shares in the applicable Investor’s name and deliver the same as directed by such Investor.

f. The Company and Made Good Pledgors covenant and agree, to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for each Investor. The Company and Make Good Pledgors understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

g. The Company and the Escrow Agent covenant and agree to provide, and cause others under their control to provide, to Sterne, on a timely basis, any documents or information Sterne may require in its reasonable discretion in order to carry out and enforce the terms and duties under this Make Good Agreement.

6. Duration. This Make Good Agreement shall terminate on the sooner of (i) the distribution of all the Escrow Shares or (ii) June 30, 2009. The Company agrees to promptly provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

7. Escrow Shares. If any Escrow Shares are deliverable to the Investors pursuant to the Purchase Agreement and in accordance with this Make Good Agreement, (i) Make Good Pledgors covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from Make Good Pledgors to the Investors, to the extent not done so in accordance with Section 5, and (ii) following its receipt of the documents referenced in Section 5, the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent promptly reissues such Escrow Shares in the applicable Investor’s name and delivers the same as directed by such Investor. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the Purchase Agreement and in accordance with this Make Good Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by Make Good Pledgors. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Make Good Pledgors and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgors.

8. Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and/or Sterne shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and/or Sterne are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent or Sterne. If Escrow Agent or Sterne is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 8 shall be filed in any court of competent jurisdiction in the State of New York or the State of California, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and Sterne shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

9. Exculpation and Indemnification of Escrow Agent and Sterne.

a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. Sterne’s sole obligation under this Make Good Agreement is to provide written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 5 hereof) directing the distribution of the Escrow Shares. Sterne will provide such written instructions upon review of the relevant earnings per share and/or After-Tax Net Income amount reported in such periodic financial reports as specified in Section 5 hereof. Sterne is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto. In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than Sterne) in connection with such financial reports of the Company, Sterne shall have no obligation or liability to any party hereunder.

b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c. The Company and Make Good Pledgors each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, Sterne and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or Sterne in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent or Sterne hereunder; except, that if Escrow Agent or Sterne is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent or Sterne, as the case may be, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by Escrow Agent or Sterne of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or Sterne, as the case may be, will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

10. Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

11. Resignation of Escrow Agent. At any time, upon ten (10) days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

12. Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

13. Notice. All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

14. Execution in Counterparts. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Assignment and Modification. This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement. This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto.

16. Applicable Law. This Make Good Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

17. Headings. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

18. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

19. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY:

MILLENNIUM QUEST, INC. By:/s/Si Chen Name: Si Chen Title: Chief Executive Officer Address: Beihuan Zhong Road Junan County Shandong, China 276600 Attn: Si Chen Facsimile: 86-539-7314886

MAKE GOOD PLEDGORS

Hisashi Akazawa:

/s/Hisashi Akazawa

Address:
Beihuan Zhong Road
Junan County
Shandong, China 276600
Facsimile: 86-539-7314886

Si Chen:

/s/Si Chen

Address:
Beihuan Zhong Road
Junan County
Shandong, China 276600
Facsimile: 86-539-7314886

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ESCROW AGENT:

SECURITIES TRANSFER CORPORATION, as Escrow Agent

By:/s/Kevin B. Halter, Jr. Kevin B. Halter, Jr., President Address: 2591 Dallas Parkway Suite 102 Frisco Texas 75034 Attn: Kevin B. Halter, Jr. Facsimile: (469) 633-0088

AGENT:

STERNE AGEE & LEACH, INC.

By:/s/Ryan Medo
      Ryan Medo,
      Managing Director, Capital Markets

Address:
Sterne Agee & Leach, Inc.
800 Shades Creek Parkway, Suite 700
Birmingham, Alabama 35209
Attn: Ryan Medo
Facsimile: (205) 949-3607